Exhibit 2.3

Certain identified information has been omitted from this document because it is not material and is treated as private or confidential. Such information has been marked with “[***]” to indicate where omissions have been made.

AGREEMENT OF PURCHASE AND SALE

between

DANIEL G. DAROSA, AS TRUSTEE OF 30 MOZZONE BOULEVARD 2013 REALTY
TRUST, as SELLER

and

COMMONWEALTH ALTERNATIVE CARE, INC., as BUYER

Dated: February 8, 2022

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A-1	Legal Description of Units

Exhibit A-2	Legal Description of the Land

Exhibit B	Form of Condominium Unit Deed

Exhibit C	Form of Bill of Sale

Exhibit D	Form of Assignment of Service Contracts, Warranties and Other Intangible Property

SCHEDULES

Schedule 1	Form of Escrow Agreement

Schedule 2	List of Services Contracts

THIS AGREEMENT IS SUBJECT TO STRICT REQUIREMENTS FOR ONGOING REGULATORY COMPLIANCE BY THE PARTIES HERETO, INCLUDING, WITHOUT LIMITATION, REQUIREMENTS THAT THE PARTIES TAKE NO ACTION IN VIOLATION OF EITHER M.G.L. C. 94G AND M.G.L. C. 94I (COLLECTIVELY, TOGETHER WITH ALL RELATED RULES AND REGULATIONS THEREUNDER, AND ANY AMENDMENT OR REPLACEMENT ACT, RULES, OR REGULATIONS, THE “ACT”) OR THE GUIDANCE OR INSTRUCTION OF THE COMMONWEALTH OF MASSACHUSETTS CANNABIS CONTROL COMMISSION (TOGETHER WITH ANY SUCCESSOR OR REGULATOR WITH OVERLAPPING JURISDICTION, THE “REGULATOR”). SECTION 16.19 OF THIS AGREEMENT CONTAINS SPECIFIC REQUIREMENTS AND COMMITMENTS BY THE PARTIES TO MAINTAIN FULLY THEIR RESPECTIVE COMPLIANCE WITH THE ACT AND THE REGULATOR. THE PARTIES HAVE READ AND FULLY UNDERSTAND THE REQUIREMENTS OF SECTION 3.8.

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale (this “Agreement”), dated February 8, 2022 (the “Effective Date”), is between Daniel G. DaRosa, as Trustee of 30 MOZZONE BOULEVARD 2013 REALTY TRUST, u/d/t/ dated July 26, 2017, recorded with Northern Bristol County Registry of Deeds (the “Registry”) in Book 23939, Page 1 (“Seller”), and Commonwealth Alternative Care, Inc., a Massachusetts corporation (“Buyer”).

RECITALS

A.            WHEREAS, Seller owns Unit Nos. 30A and 30B of the 30 Mozzone Boulevard Condominium (the “Condominium”), as such Unit Nos. 30A and 30B are more particularly described on Exhibit A-1 annexed hereto and made a part hereof (each, a “Unit;” collectively, the “Units;” and said Units No. 30 A and 30B being “Unit A” and “Unit B,” respectively);

B.            WHEREAS, the Condominium is located on the land commonly known as 30 Mozzone Boulevard, Taunton, Massachusetts and more particularly described on Exhibit A-3 attached hereto (the “Land”);

C.            WHEREAS, the Condominium was created by a Master Deed dated July 18, 2017 and duly recorded with the Registry in Book 23938, Page 330 in accordance with the provisions of Massachusetts General Laws Chapter 183A, (the “Master Deed”);

D.            WHEREAS, the Condominium is regulated and governed by the Declaration of Trust dated as of July 26, 2017 and recorded with the Registry in Book 23939, Page 1 (as amended, the “Declaration” together with the Master Deed and any other document governing the operation of the Condominium or establishing rights with respect thereto, collectively, the “Condominium Documents”);

E.            WHEREAS, pursuant to that certain (i) Lease, dated October 21, 2016 between Seller, as landlord, and Alternative Care Resource Group, LLC, predecessor-in-interest to Buyer, as tenant (the “Unit A Lease”), Seller granted to Buyer an option to purchase Unit 30A (the “Unit A Option”), and (ii) Lease, dated June, 2018 between Seller, as landlord, and Alternative Care Resource Group, LLC, as assignee of SH Realty Holdings, LLC, as tenant (the “Unit B Lease”), Seller granted to Buyer an option to purchase Unit 30B (the “Unit B Option”); and

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F.            WHEREAS, in connection with Buyer’s exercise of the Unit A Option and the Unit B Option, Seller has agreed to sell the Units to Buyer pursuant to the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and provisions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth below.

ARTICLE I

PURCHASE AND SALE OF PROPERTY

Section 1.1     Sale.

Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, all of Seller’s right, title and interest in and to the following (collectively, the “Property”):

(a)            The Units. The Units described as owned by Seller in the Recitals and more particularly described on Exhibit A-1 annexed hereto;

(b)            Improvements. The improvements that exclusively comprise the Units and all other structures, fixtures and property affixed to the Units (subject to the Condominium Documents) (individually and collectively, the “Improvements” as the context so requires);

(c)            Appurtenances. Seller’s undivided right, title and interest in and to all easements, licenses, privileges and all other rights appurtenant to the Units as set forth in the Condominium Documents, including, without limitation, all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto (collectively, the “Appurtenances”);

(d)            Tangible Personal Property. The equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller exclusively related to the Units and used exclusively in the operation, ownership or maintenance of the Units (collectively, the “Tangible Personal Property”), but specifically excluding from the Tangible Personal Property (1) any items of personal property owned by third parties and leased to Seller, and (2) proprietary computer software, systems and equipment and related licenses used in connection with the operation or management of the Units; and

(e)            Intangible Personal Property. The intangible personal property, if any, owned by Seller and exclusively related to the Units and the Improvements, including, without limitation: any trade names and trademarks; any plans and specifications and other architectural and engineering drawings exclusively related to the Units and the Improvements; any outstanding warranties, including those covering equipment and construction in place exclusively servicing the Units; any voting or other rights under the Condominium Documents related to the Units; any Service Contracts (as defined in Section 2.1(b) below) and other contract rights exclusively related to the Units (but only to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to the Assignment Agreement as defined in Section 8.3(a)(3) below); and any governmental permits, approvals and licenses (including any pending applications) exclusively related to the Units (collectively, the “Intangible Personal Property”).

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Section 1.2 Unit B Termination Right.

Notwithstanding any contrary provision herein, at any time prior to 5:00 p.m. (Boston time) on March 15, 2022, Buyer may elect by written notice to Seller to terminate this Agreement with respect to Unit B and proceed with purchasing only Unit A (the “Unit B Termination Right”). In such event, the Purchase Price hereunder shall be deemed to be the Unit A Purchase Price (as such terms are defined below), the Property shall be deemed modified to be only Unit A and the term “Units” as used herein shall be deemed modified to refer only to Unit A. In the event that Buyer so terminates this Agreement, Buyer shall continue to have the right to exercise its option to purchase Unit B under the Unit B Lease.

Section 1.3 Purchase Price; Default by Buyer and Seller; Deposit.

The purchase price of the Property is $13,046,802.90 (the “Purchase Price”), which is allocated to each Unit, as follows: the portion of the Purchase Price allocated to Unit A is Four Million Six Hundred Twelve Thousand One Hundred Ninety-Three and 18/100 Dollars ($4,612,193.18) (the “Unit A Purchase Price”), and the portion of the Purchase Price allocated to Unit B is Eight Million Four Hundred Thirty-Four Thousand Six Hundred Nine and 74/100 Dollars ($8,434,609.74) (the “Unit B Purchase Price”).

(a)            The Purchase Price shall be paid as follows:

(1)            Within two (2) business days after the Effective Date of this Agreement, Buyer shall deposit in escrow with Title Connect, LLC (the “Title Company;” provided, that the Title Company will engage Boston National Title to issue the Title Commitment and Title Policy as such terms are defined below) cash or other immediately available funds in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) (the “Initial Deposit”).

(2)            If Buyer delivers a notice to proceed under Section 2.2 to Seller prior to the expiration of the Contingency Period, Buyer shall deposit in escrow with the Title Company an additional amount of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the “Additional Deposit”) in cash or other immediately available funds within two (2) business days after the expiration of the Contingency Period. The Initial Deposit and the Additional Deposit (if and when the Additional Deposit is deposited by Buyer with the Title Company as provided hereunder) are collectively referred to herein as the “Deposit”. The Deposit shall include any interest accrued thereon. Simultaneously with the execution and delivery of this Agreement, Seller and Buyer shall execute the Escrow Agreement with the Title Company in the form attached hereto as Schedule 1.

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The Deposit shall be held in an interest-bearing account and all interest thereon, less investment fees, if any, shall be deemed a part of the Deposit. If the sale of the Property as contemplated hereunder is consummated, then the Deposit shall be paid to Seller at the Closing (as defined below) and credited against the Purchase Price. IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO SELLER’S DEFAULT HEREUNDER, THEN BUYER MAY ELECT, AS BUYER’S SOLE AND EXCLUSIVE REMEDY EITHER TO: (1) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE DEPOSIT, IN WHICH EVENT NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT AS PROVIDED IN SECTION 6.1 AND SECTION 9.3 OF THIS AGREEMENT, OR (2) ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT IF THE REMEDY OF SPECIFIC PERFORMANCE IS NOT AVAILABLE DUE TO THE SELLER CONVEYING THE PROPERTY TO A THIRD PARTY WHILE THIS AGREEMENT IS IN EFFECT OR DUE TO SELLER’S VOLUNTARY ENCUMBRANCE OF THE PROPERTY IN VIOLATION HEREOF, THEN BUYER SHALL HAVE THE RIGHT TO PURSUE ALL DAMAGES AND REMEDIES AVAILABLE AT LAW OR IN EQUITY. BUYER SHALL NOT HAVE ANY OTHER RIGHTS OR REMEDIES HEREUNDER AS A RESULT OF ANY DEFAULT BY SELLER PRIOR TO CLOSING, AND BUYER HEREBY WAIVES ANY OTHER SUCH REMEDY AS A RESULT OF A DEFAULT HEREUNDER BY SELLER. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES AS ITS SOLE AND EXCLUSIVE REMEDY. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT PRIOR TO CLOSING, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S OBLIGATIONS UNDER SECTION 6.1 AND SECTION 9.3 OF THIS AGREEMENT.

(3)            The balance of the Purchase Price (plus or minus the prorations pursuant to Section 8.4 hereof) shall be paid to Seller in cash or by wire transfer of other immediately available funds at the consummation of the purchase and sale contemplated hereunder (the “Closing”).

ARTICLE II
CONDITIONS

Section 2.1 Due Diligence Materials; Buyer’s Conditions Precedent.

Subject to the below provisions of this Section 2.1 and Section 9.3 of this Agreement, Buyer will have from the period commencing on the Effective Date and ending at 5:00 p.m. (Boston time) on the day that is forty-five (45) days after the Effective Date (the "Contingency Period") to complete its physical inspection, review of title, survey and all other due diligence deemed necessary by Buyer in its discretion regarding the Property.

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On the Effective Date, to the extent in Seller’s possession, Seller shall provide, or make available, to Buyer copies of all surveys, operating statements for the past three (3) years, Seller’s books and records relating to the Property, tax bills, soil studies, environmental studies, wetland s tudies, title reports, Intangible Property, Service Contracts, the annual budgets of the Association for the past three (3) fiscal years (the “Annual Budgets”) warranties, zoning reports, site plans an d engineering studies in connection with the Property and such other items that Buyer reasonably requests (collectively, the “Due Diligence Materials”) and Seller shall not intentionally withhold delivering any of the Due Diligence Materials to Buyer if the Due Diligence Materials are in Seller's possession. The Due Diligence Materials are provided to Buyer as a convenience and delivered to Buyer “as-is” without any warranty or representation, expressed or implied, as to their content, suitability for any purpose, accuracy, truthfulness, or completeness and Buyer nor any of its affiliates, shall have any recourse against Seller or any trustee, beneficiaries, employee, agents, representative or consultant parties in the event of any errors therein or omissions therefrom. In addition, from and after the day after the Effective Date, Buyer may make physical inspections of the Property to the extent allowed by Section 9.3 below:

(a)            Title to the Property and survey matters in accordance with ARTICLE IV below.

(b)            The Due Diligence Materials, including, but not limited to, all service and maintenance contracts and equipment leases pertaining to the operation of the Property set forth on Schedule 2 (collectively, the “Service Contracts”).

(c)            The physical condition of the Property.

(d)            The zoning, land use, building, environmental and other statutes, rules, or regulations applicable to the Property.

(e)            Any other matters Buyer deems relevant, in its sole discretion, to the Property.

Section 2.2 Buyer’s Termination Right.

Prior to the expiration of the Contingency Period, Buyer, in its sole and absolute discretion, may elect to proceed with the Closing of this Agreement in accordance with the terms and conditions of this Agreement by delivering written notice to Seller electing to proceed with the Closing (the “Notice to Proceed”) not later than 5:00 p.m. (Boston time) on the last day of the Contingency Period. If Buyer fails to deliver the Notice to Proceed by 5:00 p.m. (Boston time) on the last day of the Contingency Period, this Agreement shall be deemed terminated, except for any provisions that expressly survive the termination of this Agreement. Buyer reserves the right to withhold a Notice to Proceed for any reason or no reason whatsoever. If Buyer elects to proceed with the Closing of this Agreement in accordance with the terms and conditions of this Agreement by delivering to Seller a Notice to Proceed prior to the expiration of the Contingency Period, then (a) Buyer shall be deemed to have satisfied its investigation and review of the property and approved all of the matters described in Section 2.1, paragraphs (a) through (e) above (subject to the provisions of Section 4.1 below as to any Objections raised in any Buyer’s Notice), including, without limitation, all Due Diligence Materials, and (b) the Initial Deposit and the Additional Deposit shall be non-refundable to Buyer, except as expressly set forth herein, but shall be credited against the Purchase Price at Closing. In addition, Buyer may terminate this Agreement in its sole discretion, for any reason or no reason whatsoever, by delivering written notice to Seller at any time prior to the expiration of the Contingency Period. Upon termination of this Agreement pursuant to this Section 2.2, the Initial Deposit shall be immediately and unconditionally returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Section 6.1 and Section 9.3 of this Agreement.

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ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.1 Representations and Warranties of Seller.

Seller hereby makes the following representations and warranties with respect to the Property, as of the Effective Date and as of the Closing.

(a)            Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(b)            Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

(c)            This Agreement (i) has been, and all documents executed by Seller which are to be delivered to Buyer at Closing will be, duly authorized, executed and delivered by Seller, and (ii) does not, and such other documents will not, violate any provision of any judicial order to which Seller is a party or to which Seller or the Property is subject.

(d)            The only lease, license or occupancy affecting the Units is the Unit A Lease and the Unit B Lease, and the only tenant of the Property is Buyer under the Unit A Lease and Unit B Lease.

(e)            Except for the Unit A Lease and Unit B Lease, Service Contracts and Conditions of Title (as defined in Section 4.1 below), there are no other leases, contracts or other agreements affecting the Property.

(f)            The Due Diligence Materials made available to Buyer pursuant to Section  2.1, if any, hereof include to the best of Seller’s knowledge, true, correct and complete copies of all of the Service Contracts listed on Schedule 2 attached hereto, which are all of the Service Contracts affecting the Property that are currently in force and effect. Seller has not entered into any agreements, written or oral, relating to the management, leasing, operation, maintenance and/or improvement of the Property or any portion thereof that would bind Buyer after the Closing Date that Seller has not provided to Buyer as a part of the Due Diligence Materials.

(g)            Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed, and is qualified to do business in The Commonwealth of Massachusetts. In addition, the sale of the Property contemplated herein does not constitute a sale of all or substantially all of the assets of any Seller in The Commonwealth of Massachusetts.

(h)            Other than as set forth in the Unit A Lease and Unit B Lease, there are no existing options, rights of first refusal, or other contracts which give any other party a right to purchase or acquire any special interest in the Property or any part thereof.

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(i)            The Seller has no knowledge of any litigation or governmental proceeding as to condemnation proceedings or claims pending with respect to the Property or that would otherwise impair Seller’s ability to perform its obligations hereunder.

(j)            To the best of Seller’s knowledge, Seller has received no written notice from any governmental authority of any violation of any law applicable to the Property (including, without limitation, any Environmental Laws (as defined below)). To Seller’s actual knowledge without investigation, except for cleaning supplies, no part of the Property owned by Seller has been previously used by Seller, or, to Seller’s knowledge, by any other person or entity, for the storage, manufacture or disposal of Hazardous Materials (as defined below). Seller has no knowledge and has received no notice of any underground storage tanks of any nature located on or under any portion of the Property.

(k)            To Seller’s knowledge, the Property is not subject to any special taxes or assessments for roadway, sewer or water improvements or other public improvements and there are no such special taxes or assessments pending or threatened.

(l)            There are no unpaid bills, claims, or liens in connection with any construction or repair of the Property except for those that shall be paid by Seller in the ordinary course of business prior to the Closing Date.

(m)            Seller has not followed the formalities required by the Condominium Documents; accordingly there are no condominium fees, special assessments or other amounts payable under the Condominium Documents. The Board of Trustees under the Condominium Documents is governed by the provisions of the Declaration. There is no litigation threatened or pending against or on behalf of the Board of Trustees under the Condominium Documents. The Board of Trustees are, however, maintaining all insurance that it is required to maintain pursuant to the Condominium Documents. Unit A and Unit B comprise all of the units under the Condominium Documents and upon the sale of both Units to Buyer, Buyer will own all of the property subject to the Condominium Documents, which includes all of the Land and all improvements and structures constructed thereon.

(n)            Seller and each person or entity owning an interest in Seller is (A) (x) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (y) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (B) none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (C) no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly), and (D) Seller has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

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The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Seller is prohibited by law or Seller is in violation of law.

Seller also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Seller is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section shall not apply to any person to the extent that such person’s interest in the Seller is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a person.

For purposes of this Agreement, “Hazardous Materials” shall mean inflammable explosives, radioactive materials, asbestos, asbestos–containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, oil, or related materials, which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Federal Pollution Control Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 5101, et seq.), and the Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.) and any other applicable federal, state or local laws (collectively, “Environmental Laws”).

Each of the representations and warranties of Seller contained in this Section 3.1: (1) shall be true in all material respects as of the date of Closing; and (2) shall survive the Closing as provided in Section 3.2 below.

Section 3.2 Survival of Representations and Warranties.

The representations and warranties of Seller contained in this Agreement shall survive the Closing for a period of one (1) year after the Closing. Any claim which Buyer may have at any time against Seller for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Seller within such one (1) year period shall not be valid or effective, and Seller shall have no liability with respect thereto.

Section 3.3 Seller’s Knowledge.

For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to mean and are limited to the actual knowledge of Daniel G. DaRosa who Seller confirms is the individual at Seller with the greatest familiarity of the Property.

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Section 3.4 Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows, as of the Effective Date and as of the Closing Date:

(a)            Buyer represents and warrants to Seller that this Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

(b)            Buyer represents and warrants to Seller that Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(c)            Buyer has been duly organized, is validly existing and is in good standing in the state in which it was formed, and is qualified to do business in the state in which the Real Property is located. This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer.

(d)            Buyer is not a party in interest with respect to any employee benefit or other plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or of Section 4975(e)(1) of the Code, which is subject to ERISA or Section 4975 of the Code and which is an investor in Seller.

(e)            Buyer represents and warrants that (i) Buyer and its affiliates (A) are not currently identified on the List, and (B) are not persons or entities with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (ii) none of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (iii) Buyer has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

Buyer also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Buyer is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section shall not apply to any person to the extent that such person’s interest in the Buyer is through a U.S. Publicly-Traded Entity.

Each of the representations and warranties of Buyer contained in this Section shall be deemed remade by Buyer as of the Closing and shall survive the Closing for a period of one (1) year.

Section 3.5 AS-IS CONDITION. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT EXCEPT AS SET FORTH HEREIN OR IN ANY DOCUMENT EXECUTED AND DELIVERED BY SELLER AT CLOSING, BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, OR ANY SELLER RELATED PARTIES (AS DEFINED BELOW), OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER, AS TO ANY MATTERS CONCERNING THE PROPERTY.

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Except as expressly set forth in this Agreement to the contrary or to the extent arising under the Condominium Documents after the Closing Date, Buyer releases Seller and its trustee, beneficiaries, representatives, agents and consultants and their respective successors and assigns (the “Seller Affiliates”) from and against any and all claims which Buyer or any party related to or affiliated with Buyer (each, a "Buyer Related Party") has or may have arising from or related to any matter or thing related to or in connection with the Property except as expressly set forth in this Agreement to the contrary, including the documents and information referred to herein, any construction defects, errors, or omissions in the design or construction and any environmental conditions and, except as expressly set forth in this Agreement to the contrary, neither Buyer nor any Buyer Related Party shall look to Seller, the Seller Affiliates, or their respective successors and assigns in connection with the foregoing for any redress or relief. This release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims, damages, and causes of action. To the extent required to be operative, the disclaimers and warranties contained herein are "conspicuous" disclaimers for purposes of any applicable law, rule, regulation, or order.

The provisions of this Section 3.5 shall survive the Closing or the earlier termination of this Agreement and shall not be deemed to have merged into any of the documents executed or delivered at the Closing.

Section 3.6     Survival; Limitations.

(a)            The provisions of this Article III shall survive the Closing, subject to the limitations and qualifications contained in such provisions and in Section 3.2.

(b)            Notwithstanding anything to the contrary, Seller’s maximum liability in connection with the transaction contemplated by this Agreement, including, but not limited to, all liabilities arising under or as a result of the representations, warranties, indemnities, covenants (except to the extent arising under Sections 6.1 or 9.5 below) and other provisions of this Agreement (whether express or implied), shall not exceed One Million and No/100 US Dollars ($1,000,000.00) (the “Cap”) in the aggregate, excluding liabilities arising as a result of any material misrepresentation committed by Seller; provided, however, that in the event that Buyer elects to terminate this Agreement with respect to Unit B, the Cap shall be deemed to be Five Hundred Thousand and No/100 Dollars ($500,000.00). In no event, however, shall Buyer bring a claim against Seller unless or until the value of such claim (measured by the actual loss or damage to Buyer) exceeds Fifty Thousand Dollars ($50,000.00) (provided that if Buyer’s claims shall exceed such floor, Buyer shall receive reimbursement on its claims, if found to be in excess of $50,000.00, from dollar one). The provisions of this section shall survive the termination of this Agreement or the Closing, as applicable. Notwithstanding anything in this Agreement to the contrary, the limitations and provisions of this Section 3.6 shall not apply to any claim relating to Seller’s indemnity under Section 6.1 of this Agreement.

(c)            The provisions of this Section 3.6 shall survive the termination of this Agreement and the Closing.

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Section 3.7 Satisfaction of Option.

Seller and Buyer agree that upon execution of this Agreement, this Agreement amends, replaces and supersedes the Unit A Option and Unit B Option in all respects and the Unit A Option and Unit B Option shall have no further force or effect; provided, that, if the Buyer exercises the Unit B Termination Right, the Unit B Option shall continue in accordance with the Unit B Lease.

Section 3.8 Application of Cannabis Laws.

The parties hereto agree and acknowledge that no party makes, will make, or shall be deemed to make or have made any representation or warranty of any kind regarding the compliance of this Agreement with any Federal Cannabis Laws. No party hereto shall have any right of rescission or amendment arising out of or relating to any non-compliance with Federal Cannabis Laws unless such non-compliance also constitutes a violation of applicable state law as determined in accordance with the Act or by the Regulator, and no party shall seek to enforce the provisions hereof in federal court unless and until the parties have reasonably determined that the Act is fully compliant with Federal Cannabis Laws. As used herein, “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

Section 3.9 Special Compliance Requirement.

This Agreement is subject to strict requirements for ongoing regulatory compliance by the parties hereto, including, without limitation, requirements that the parties take no action in violation of either the Act or the guidance or instruction of the Regulator. The parties acknowledge and understand that the Act and/or the requirements of the Regulator are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. If necessary or desirable to comply with the requirements of the Act and/or the Regulator, the parties hereby agree to (and to cause their respective affiliates and related parties and representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure compliance with the Act and/or the Regulator, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the parties original intentions but are responsive to and compliant with the requirements of the Act and/or the Regulator. In furtherance, not limitation of the foregoing, the parties further agree to cooperate with the Regulator to promptly respond to any informational requests, supplemental disclosure requirements, or other correspondence from the Regulator and, to the extent permitted by the Regulator, keep all other parties hereto fully and promptly informed as to any such requests, requirements, or correspondence.

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ARTICLE IV
TITLE

Section 4.1 Conditions of Title.

(a)            Buyer shall order a Title Commitment from the Title Company for the Unit (the “Title Commitment”).

(b)            Prior to the end of the Contingency Period (the “Title Review Date”), Buyer shall furnish Seller with a written statement of objections, if any, to the title to the Property, including, without limitation, any objections to any matter shown on the ALTA Survey ordered by Buyer for the Unit (the “Surveys”) (collectively, “Objections”). In the event the Title Company amends or updates the Title Commitment after the Title Review Date (each, a “Title Commitment Update”), Buyer shall furnish Seller with a written statement of Objections to any matter first raised in a Title Commitment Update within three (3) business days after its receipt of such Title Commitment Update (each, a “Title Update Review Period”); provided, that, the Buyer shall be prohibited from objecting to any matters that were included in a prior Title Commitment or Title Commitment Update. Should Buyer fail to notify Seller in writing of any Objections in the Title Commitment prior to the Title Review Date, or to any matter first disclosed in a Title Commitment Update prior to the expiration of the applicable Title Update Review Period, as applicable, Buyer shall be deemed to have approved such matters which shall be considered to be “Conditions of Title”, as defined below.

(c)            If Seller receives a timely Objection in accordance with Section 4.1(b) (i.e., in connection with the Title Commitment and/or a Title Commitment Update) (each, a “Buyer’s Notice”), Seller shall have the right, but not the obligation, within five (5) business days after receipt of Buyer’s Notice (“Seller’s Response Period”), to elect to cure any such matter upon written notice to Buyer (“Seller’s Response”), and may extend the Closing Date for up to fifteen (15) business days to allow such cure. If Seller does not give any Seller’s Response, Seller shall be deemed to have elected not to cure any such matters. Notwithstanding anything in this Agreement to the contrary, Seller shall in any event be obligated to cure or cause the Title Company to insure over all of the following matters or items (collectively, “Monetary Encumbrances”): (i) any mortgage or deed of trust liens or security interests against the Property, in each case granted by Seller (and not third parties), (ii) real estate tax liens, other than liens for taxes and assessments not yet delinquent, (iii) any matters or items that have been voluntarily placed against the Property by Seller (and not third parties) after the Effective Date and that are not otherwise permitted pursuant to the provisions hereof, and (iv) any title exception that constitutes a mechanic’s lien of record resulting from work that Seller has performed or caused to be performed at the Property. Seller shall be entitled to apply the Purchase Price towards the payment or satisfaction of such liens, and may cure any Objection by causing the Title Company to insure against collection of the same out of the Property.

(d)            If Seller elects (or is deemed to have elected) not to cure any Objections raised in any Buyer’s Notice timely delivered by Buyer to Seller pursuant to Section 4.1(b), or if Seller notifies Buyer that it elects to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date as it may be extended hereunder, then Buyer, as its sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller within three (3) business days after (as applicable) (i) its receipt of Seller’s Response stating that Seller will not cure any such Objection or (ii) the expiration of Seller’s Response Period if Seller does not deliver a Seller’s Response or (iii) Seller’s failure to cure by the Closing Date (as it may be extended hereunder) any Objection which Seller has previously elected to cure pursuant to a Seller’s Response. In the event of such a termination, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Section 6.1 and Section 9.3 of this Agreement. If no such termination notice is timely received by Seller hereunder, Buyer shall be deemed to have waived all such Objections in which event those Objections shall become “Conditions of Title.” If the Closing is not consummated for any reason other than Seller’s default hereunder, Buyer shall be responsible for any title or escrow cancellation charges.

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(e)            At the Closing, Seller shall convey title to the Property to Buyer by delivery of deeds for the Units in the form of Exhibit C attached hereto (the “Deed”) subject to no exceptions other than:

(1)            Matters created by or with the written consent of Buyer;

(2)            Non-delinquent liens for real estate taxes and assessments;

(3)            The Condominium Documents;

(4)            All present and future zoning, building, environmental, and other laws, ordinances, codes, restrictions, and regulations of all governmental authorities having jurisdiction with respect to the Property, including, without limitation, landmark designations and all zoning variances and special exceptions, if any; and

(5)            Any exceptions disclosed by (a) the Title Commitment, (b) any Title Commitment Update which is approved or deemed approved by Buyer in accordance with this ARTICLE IV above, and (c) and any other exceptions to title disclosed by the public records or which would be disclosed by any inspection and/or survey of the Property; in each case, however, excepting Monetary Encumbrances and the Objections that Seller has elected to cure.

All of the foregoing exceptions shall be referred to collectively as the “Conditions of Title.” Subject to the terms and conditions contained elsewhere in this Agreement, by acceptance of the Deed and the Closing of the purchase and sale of the Property, Buyer agrees it is assuming for the benefit of Seller all of the obligations of Seller with respect to the Conditions of Title from and after the Closing. The provisions of this Section shall survive the Closing.

Section 4.2 Evidence of Title.

Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue, at Closing, its Owner’s ALTA Policy of Title Insurance in the amount of the Purchase Price showing title to the Unit vested in Buyer, subject to the Conditions of Title (the “Title Policy”). The Title Policy may contain such endorsements as reasonably required by Buyer provided that the issuance of such endorsements shall not be a condition to Buyer’s obligations hereunder. Buyer shall pay the costs of the Title Commitment and the Title Policy including for all such endorsements. Seller shall provide a title affidavit and gap indemnity on the Title Company’s standard form.

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ARTICLE V

RISK OF LOSS AND INSURANCE PROCEEDS

Section 5.1 Minor Damage.

In the event of loss or damage to the Property or any portion thereof which is not a Major Loss (as hereinafter defined), this Agreement shall remain in full force and effect; provided, that Seller, assigns to Buyer all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the Property. The Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Buyer.

Section 5.2 Major Damage.

In the event of a Major Loss, Buyer may terminate this Agreement by written notice to the other party, in which event the Deposit shall be returned to Buyer. If Buyer does not elect to terminate this Agreement within ten (10) days after Buyer receives notice of the occurrence of the Major Loss and the estimate of costs to repair to such damage pursuant to Section 5.3, if applicable, then Buyer shall be deemed to have elected to proceed with Closing, in which event (a) Seller shall assign to Buyer all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question, and (b) the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Buyer.

Section 5.3 Definition of Major Loss.

For purposes of Sections 7.1 and 7.2, "Major Loss" shall mean: (I) loss or damage to the Property or the Condominium or any portion thereof such that (x) the cost of repairing or restoring damage or destruction to the Property or Condominium to a condition substantially identical to the condition of the Property or Condominium prior to the event of damage would be, in the opinion of an architect selected by Seller and approved by Buyer, equal to or greater than $200,000.00, or (y) any uninsured casualty, (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property or the Condominium, (iii) any loss or damage that would, impair access to the Property or the Condominium permanently.

ARTICLE VI

BROKERS AND EXPENSES

Section 6.1 Brokers.

The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction. At Closing, Seller shall pay the commission due, if any, to the Broker, which shall be paid pursuant to a separate agreement between Seller and Broker (with an invoice representing the amount due to be presented at the Closing for payment as part of the Closing) and Buyer shall indemnify and hold Seller harmless for any commission due to the Broker. If any person, other than the Broker, brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 6.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

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Section 6.2 Expenses.

Except as provided in ARTICLE IV above and Section 9.5 below, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VII

OTHER AGREEMENTS

Section 7.1 Buyer’s Approval of Agreements Affecting the Property.

Between the Effective Date and the expiration of the Closing, Seller shall not enter into any agreement affecting the Property or the Condominium, or amend or terminate any existing agreement affecting the Property, without Buyer’s written consent, which Buyer may give or withhold in its sole discretion.

Section 7.2 Maintenance of Improvements and Operation of Property; Removal of Tangible Personal Property.

Seller agrees to keep its customary property insurance covering the Property in effect until the Closing (provided, however, that the terms of any such coverage maintained in blanket form may be modified as Seller deems necessary). Except to the extent required by Buyer, as tenant under the Unit A Lease or Unit B Lease, Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted), and shall operate and manage the Property in a manner consistent with Seller’s practices in effect prior to the Effective Date. Seller shall not remove any Tangible Personal Property, except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property. Subject to Article V hereof, risk of loss shall remain with the Seller until the Deed has been released from escrow.

Section 7.3     Service Contracts.

Within five (5) business days prior to the Closing Date, Buyer will advise Seller in writing which Service Contracts Buyer will assume (the “Assigned Service Contracts”) and which Service Contracts Buyer requests be terminated. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed and Buyer shall be responsible for any charges applicable to periods commencing with the Closing under any Assigned Service Contracts. Notwithstanding the foregoing, Seller shall terminate, as of the Closing Date, all existing management and leasing agreements for the Property. Seller shall be solely responsible for any fees payable in connection with terminating Service Contracts and any fees payable in connection with assigning Service Contracts.

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Section 7.4 Condominium Documents Following the Closing.

In the event that Buyer exercises the Unit B Termination Right and only purchases Unit A, Seller and Buyer shall amend the Declaration so that the Board of Trustees (as defined in the Declaration) shall be comprised of two (2) individuals with one member of Board of Trustees appointed by the owner of Unit A and one member of the Board of Trustees appointed by the owner of Unit B (the “Amendment to Declaration”). The Amendment to Declaration shall contain such other mutually acceptable terms as deemed necessary by Buyer and Seller, including, but not limited to, a mutually acceptable deadlock provision as it relates to the Board of Trustees.

ARTICLE VIII

CLOSING AND ESCROW

Section 8.1 Escrow Instructions.

Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 8.2 Closing.

The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company or as otherwise mutually agreed on March 31, 2022, and before 3:00 p.m. local time, or such other earlier date and time as Buyer and Seller may mutually agree upon in writing (the “Closing Date”). Except as set forth herein, such date and time may not be extended without the prior written approval of both Seller and Buyer. The Closing shall occur via an escrow with the Title Company where all documents and funds required for the Closing shall be deposited with the Title Company and funds shall be disbursed upon recording of the Deed with the Registry.

Section 8.3 Deposit of Documents.

(a)            At or before the Closing, Seller shall deposit into escrow with the Title Company the following items:

(1)            duly executed and acknowledged Deed in the form attached hereto as Exhibit B, subject to the Conditions of Title, conveying the Unit(s) to Buyer (or to a nominee designated pursuant to Section 9.6 below);

(2)            two (2) duly executed counterparts of the Bill of Sale in the form attached hereto as Exhibit C (the “Bill of Sale”);

(3)            two (2) duly executed counterparts of an Assignment and Assumption of Service Contracts, Warranties and Other Intangible Property in the form attached hereto as Exhibit D pursuant to the terms of which Buyer shall assume all of Seller’s obligations under the Service Contracts, and other documents and agreements affecting such location (the “Assignment Agreement”);

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(4)            a customary certificate of no unpaid common expenses pursuant to Massachusetts General Laws Chapter 183A, Section 6(d), duly executed in accordance with the Bylaws, in recordable form and otherwise reasonably acceptable to Buyer and the Title Company;

(5)            (i) if the Buyer exercises the Unit B Termination Right, a duly executed Amendment to Declaration, or (ii) if Buyer does not exercise the Unit B Termination Right and purchases Unit A and Unit B, Seller shall cause Daniel G. DaRosa to deliver a duly executed resignation of the Board of Trustees under the Declaration and shall deliver such other instruments reasonably requested by Buyer as necessary to appoint such representatives selected by Buyer pursuant to the provisions of the Declaration as the members of the Board of Trustees in place of the current members of the Board of Trustees.

(6)            an affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(7)            a title affidavit and gap indemnity, as more particularly described in Section 4.2 above;

(8)            such evidence of Seller’s authority as may be required by the Title Company in connection with the recording of the Deeds and the issuance of the Title Policy;

(9)            any warranties to the extent in Seller’s possession and in effect.

(10)            two (2) duly executed counterparts of a termination of the Unit A Lease and Unit B Lease in a commercially reasonable form, terminating the Unit A Lease and Unit B Lease as of the Closing Date (the “Lease Termination”); provided, that, if the Buyer exercise the Unit B Termination Right, only the Unit A Lease shall be terminated;

(11)            only if Buyer acquires Unit A and Unit B at Closing, Seller has cause B&D Construction Management, Inc. (“B&D”), an affiliate of Seller, to deliver two (2) duly executed agreements to terminate (“Management Agreement Termination”) that certain Management and Operations Agreement dated July 10, 2021 between B&D and Commonwealth Alternative Care without any payment by Commonwealth Alternative Care, Buyer or any other party of a termination fee in connection therewith (the “Management Agreement”). For the avoidance of doubt, if Buyer exercises the Unit B Termination Right and does not acquire Unit B at Closing, the Management Agreement will not be terminated and will continue according to its terms; and

(12)            Intentionally Deleted.

(13)            any and all other documents or other items which are required by this Agreement to be executed, acknowledged and/or delivered, or which are either reasonably requested by Buyer or otherwise customarily executed, acknowledged and/or delivered, by a seller at similar closings in the Commonwealth of Massachusetts. All keys and access cards to, and combinations to locks and other security devices located at, the Property, if applicable, to the extent in Seller’s possession.

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(b)            At or before Closing, and as otherwise required under this Agreement, Buyer shall deposit into escrow the following items:

(1)            the Purchase Price (less the Deposit and interest thereon net of investment fees, if any) and as adjusted by the proration funds hereunder, in immediately available funds;

(2)            two (2) duly executed counterparts of the Bill of Sale;

(3)            two (2) duly executed counterparts of the Assignment Agreement;

(4)            if applicable, two (2) duly executed counterparts to the Management Agreement Termination;

(5)            two (2) duly executed counterparts of the Lease Termination;

(6)            if the Buyer exercises the Unit B Termination Right, a duly executed Amendment to Declaration;

(7)            Intentionally Deleted; and

(8)            any and all other documents or other items which are required by this Agreement to be executed, acknowledged and/or delivered, or which are either reasonably requested by Seller or otherwise customarily executed, acknowledged and/or delivered, by a seller at similar closings in the Commonwealth of Massachusetts.

(c)            Seller and Buyer shall each execute and deposit a closing statement and such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof. Seller and Buyer hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

(d)            On the Closing Date, Seller shall deliver possession of the Property to Buyer as required hereunder and shall deliver to Buyer or make available at each of the locations contained within the definition of the Property a set of keys to each of such locations.

Section 8.4 Prorations.

Real property taxes and assessments to the extent not payable by Buyer, as tenant under the Unit A Lease and/or Unit B Lease; water, sewer and utility charges; amounts payable under any Assigned Service Contracts and under any other agreements for the Property assumed by Buyer; and annual permits and/or inspection fees (calculated on the basis of the period covered), shall all be prorated as of 12:01 a.m. on the date of Closing (i.e., Buyer is entitled to the income and responsible for the expenses of the day of Closing), on the basis of a 365-day year.

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Prior to Closing, Seller shall obtain final utility readings for all utilities not paid directly by Buyer, as tenant under the Unit A Lease and/or Unit B Lease. Seller shall receive credits at Closing for the amount of any utility or other deposits with respect to the Property. Buyer shall cause all utilities to be transferred into Buyer’s name and account at the time of Closing.

Seller and Buyer hereby agree that if any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date, then the same shall be calculated as soon as reasonably practicable after the Closing Date or the date such amounts have been collected, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within thirty (30) days thereafter. Any amounts not paid within such thirty (30) day period shall bear interest from the date actually received by the payor until paid at the rate of ten percent (10%) per annum.

All title charges (including endorsements and reinsurance charges) shall be paid by Buyer at Closing. Seller shall pay all sale and transfer taxes, recording fees or taxes, documentary taxes and similar taxes and fees imposed upon the transfer of the Property by applicable law, except to the extent related to Buyer’s financing. Any escrow fees shall be split equally between Seller and Buyer. The parties will execute and deliver any required transfer or other similar tax declarations to the appropriate governmental entity at Closing.

The provisions of this Section 8.4 shall survive the Closing.

Section 8.5 Conditions Precedent to Buyer’s Obligations.

In addition to the obligations set forth elsewhere in this Agreement, and without limiting any other provisions of this Agreement, each of the following obligations shall be a condition precedent to Buyer’s obligation to close or perform under this Agreement, all or any portion of which obligations may be waived by Buyer in its sole discretion:

(a)            Transfer Documents. Seller shall have delivered into escrow at Closing all documents as specified in (i) Section 8.3(c) of this Agreement to be duly executed by Seller, and (ii) Section 8.3(a) of this Agreement.

(b)            Defaults; Seller’s Representations and Warranties. All of Seller’s representations and warranties contained in Section 3.1 above shall be true and correct in all material respects as of the date of Closing, subject to the limitations contained herein. In addition, Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

(c)            No Material Change. There shall be no materially adverse change to the condition of the Property.

If the conditions set forth in this Section 8.5 have not been satisfied or waived by Buyer, Buyer shall have the right to terminate this Agreement by giving written notice to Seller and the Title Company, in which event the Deposit shall be refunded to Buyer and thereafter Seller and Buyer shall be released from any further liability to the other hereunder, except as provided in Section 6.1 and Section 9.3 of this Agreement.

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Section 8.6 Conditions Precedent to Seller’s Obligations.

In addition to the obligations set forth elsewhere in this Agreement, and without limiting any other provisions of this Agreement, each of the following obligations shall be a condition precedent to Seller’s obligation to close or perform under this Agreement, all or any portion of which obligations may be waived by Seller in its sole discretion:

(a)            Transfer Documents. Buyer shall have delivered into escrow at Closing all documents as specified in (i) Section 8.3(c) of this Agreement to be duly executed by Buyer, and (ii) Section 8.3(b) of this Agreement.

(b)            Defaults; Buyer’s Representations and Warranties. All of Buyer’s representations and warranties contained in Section 3.4 above shall be true and correct in all material respects as of the date of Closing. In addition, Buyer shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Buyer as of the date of Closing including the deposit of the Initial Deposit and the Additional Deposit, if applicable.

If the conditions set forth in this Section 8.6 have not been satisfied or waived by Seller, Seller shall have the right to terminate this Agreement by giving written notice to Buyer and the Title Company, in which event the Deposit shall be refunded to Buyer and thereafter Seller and Buyer shall be released from any further liability to the other hereunder, except as provided in Section 6.1 and Section 9.3 of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices.

Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile with confirmation of receipt, (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, or (e) by e-mail and such notices shall be addressed as follows:

To Buyer:	Commonwealth Alternative Care, Inc.
30 Mozzone Boulevard
Taunton, MA 02780
Attention: Gary F. Santo, Jr.
[***]

With a copy	TILT Holdings Inc.
(which shall not	2801 E. Camelback Road, Suite 180
constitute notice)	Phoenix, AZ 85016
to:	Attention: Legal Department
[***]

With a copy to:	Nutter McClennen & Fish LLP
155 Seaport Blvd.
Boston, MA 02210
Attention: Christopher W. Papavasiliou, Esq.
[***]

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To Seller:	30 Mozzone Boulevard 2013 Realty Trust
252 Britton Street
Raynham, MA 02767
Attention: Dan DaRosa, Trustee
[***]

with a copy to:	Duffy & Sweeney, LTD.
321 South Main Street, Suite 400
Providence, RI 02903
Attention: Joshua Celeste
[***]

or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be effective only upon receipt or the date of written evidence that acceptance of delivery has been refused.

Section 9.2 Entire Agreement.

This Agreement, together with the Exhibits and schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and schedules hereto.

Section 9.3 Entry and Indemnity.

Commencing on the Effective Date, Buyer shall have the right to make physical inspections and perform such physical and environmental testing and sampling at the Property as determined by Buyer. Buyer shall permit Seller or its representative to be present to observe any testing or other inspection or due diligence review performed on or at the Property. Buyer shall maintain, and shall assure that its contractors maintain, commercial general liability and property damage insurance in amounts and in form and substance adequate to insure against all liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller. Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testing or inquiries provided for in this Agreement, including, without limitation, any release of Hazardous Materials or any damage to the Property caused by Buyer or Buyer’s agents, except with respect to any pre-existing conditions or to the extent caused by Seller or any Seller Related Party. The provisions of this Section 9.3 shall be in addition to any access or indemnity agreement previously executed by Buyer in connection with the Property; provided that in the event of any inconsistency between this Section 9.3 and such other agreement, the provisions of this Section 9.3 shall govern. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement. Buyer’s right of entry, as provided in this Section 9.3, shall continue up through the date of Closing.

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Section 9.4 Time.

Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

Section 9.5 Attorneys’ Fees.

If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, whether prior to or after Closing, or if any party defaults in payment of its post-Closing financial obligations under this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all reasonable, out-of-pocket costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.

Section 9.6 Assignment.

Subject to the provisions of this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 9.7 Press Releases.

If Buyer acquires the Property from Seller, each party shall have the right, subsequent to the Closing of such acquisition, to publicize the transaction (other than the parties to or the specific economics of the transaction) in whatever manner it deems appropriate; provided that any press release or other public disclosure regarding this Agreement or the transactions contemplated herein, and the wording of same, must be approved in advance by both parties. The provisions of this paragraph shall survive the Closing or any termination of this Agreement. In the event the transaction contemplated by this Agreement does not close as provided herein, upon the request of Seller, Buyer shall promptly return to Seller all Due Diligence Materials and other documents and copies obtained by Buyer in connection with the purchase of the Property hereunder. In addition, Buyer may publish a press release and make such other disclosures regarding this Agreement as required by applicable laws, including without limitation, the laws of Canada.

Section 9.8 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may also be executed electronically, and telecopied or emailed signatures may be used in place of original signatures.

Section 9.9 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

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Section 9.10 Interpretation of Agreement.

The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

Section 9.11 Limited Liability.

The obligations of Seller under this Agreement is intended to be binding only on the property of Seller and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of Seller’s affiliates, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”). The obligations of Buyer under this Agreement is intended to be binding only on the Buyer and shall not be personally binding upon, nor shall any resort be had to, the private properties of Buyer’s affiliates, Buyer’s investment advisor, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively the “Buyer Related Parties”).

Section 9.12 Amendments.

This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 9.13 No Recording.

Neither this Agreement or any memorandum or short form thereof may be recorded by Buyer.

Section 9.14 Drafts Not an Offer to Enter into a Legally Binding Contract.

The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement (or a copy by facsimile transmission).

Section 9.15 No Partnership.

The relationship of the parties hereto is solely that of Seller and Buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.

25

Section 9.16 No Third Party Beneficiary.

The provisions of this Agreement are not intended to benefit any third parties.

Section 9.17 Survival.

Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller contained herein shall survive the Closing.

Section 9.18 Calculation of Time Periods.

Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the Commonwealth of Massachusetts, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m. (Boston time).

Section 9.19 Survival of Article IX.

The provisions of this ARTICLE IX shall survive the Closing.

(Signature Page Follows)

26

The parties hereto have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

Seller:	/s/Daniel G. DaRosa
Daniel G. DaRosa, as Trustee of 30 MOZZONE BOULEVARD 2013 REALTY TRUST, u/d/t/ dated July 26, 2017, recorded with Northern Bristol County Registry of Deeds in Book 23939, Page 1

Buyer:	COMMONWEALTH ALTERNATIVE CARE, INC., a Massachusetts corporation

By:	/s/ Gary Santo
Name: Gary Santo
Title: President

Agreed and Acknowledged as to Section 8.3(a)(11) of this Agreement only:

B&D CONSTRUCTION CO., INC.

By: /s/Daniel G. DaRosa______

Daniel G. DaRosa, President

Exhibit A-1

Legal Description of Units

Unit A:

Unit No. 30A (the “Unit”) in the 30 Mozzone Boulevard Condominium (the “Condominium”) created by a Master Deed dated July 18, 2017, and duly recorded with the Bristol County North Registry of Deeds in Book 23938, Page 330 in accordance with the provisions of Massachusetts General Laws Chapter 183A (the “Master Deed”).

Together with an undivided percentage interest of 51.65% in the beneficial interests and rights in the Condominium under the Master Deed and in the common areas and facilities, as described in, the Master Deed and as such common areas and facilities and Unit are laid out as shown on the plans filed with the Master Deed.

Unit B:

Unit No. 30B (the “Unit”) in the 30 Mozzone Boulevard Condominium (the “Condominium”) created by a Master Deed dated July 18, 2017, and duly recorded with the Bristol County North Registry of Deeds in Book 23938, Page 330 in accordance with the provisions of Massachusetts General Laws Chapter 183A (the “Master Deed”).

Together with an undivided percentage interest of 48.35% in the beneficial interests and rights in the Condominium under the Master Deed and in the common areas and facilities, as described in, the Master Deed and as such common areas and facilities and Unit are laid out as shown on the plans filed with the Master Deed.

Exhibit A-2

Legal Description of the Land

The land in Taunton, Bristol County, Massachusetts shown on a plan hereinafter mentioned.

Beginning at a point at the northeast corner of the described parcel on the southerly sideline of Mozzone Boulevard and the northeast corner now or formerly of Thomas J. Flately; Thence

S 14 50' 40" E five hundred sixty-two and 50(100 (562.50) feet by said Flately land to land formerly of the Penn Central Co. Railroad; Thence

S 75 09' 20" W three hundred ninety-eight and 77/100 (398.77) feet to a point; Thence

By a curve to the right having a radius of eight hundred forty (840) feet for a distance of three hundred sixty-four and 961100 (364.96) feet to a point; Thence

N53 54' 52" W seven hundred two (702) feet to a point; Thence

N 26 33' 40" W six and 63/100 (6.63) feet to appoint, the last four (4) courses by land formerly of the Penn Central Co. Railroad; Thence

N 75 52' 23" E four hundred eighty-two and 28/100 (482.28) feet by land formerly of the Mozzone Terminal Corporation to the sideline of Mozzone Boulevard: Thence

By a curve to the left having a radius of sixty (60) feet a distance of ninety-five and 00/100 (95.00) feet to a point; Thence

N 75 09' 20" E six hundred fifty-three and 85/100 (653.85) feet to the point of beginning, the last two (2) courses by the sideline of Mozzonc Boulevard,

Said parcel contains an area of 12.38 acres, more or less, and is more fully shown on plan entitled "PLAN OF LAND IN TAUNTON, MASS., PREPARED FOR: W.H. MAZE COMPANY; SCALE: 1" = 100' ; APRIL 12, 1991, PREPARED BY: B & D ENGINEERING CONSULTANTS, A DIVISION OF L. J. DUCHARME ASSOCIATES, INC." which plan is duly recorded at Bristol County Northern District Registry of Deeds.

Subject to any rights the public may have in the Old Pole Plain Road, if any there be.

Conveying also to Grantee, its successors and assigns, an easement for the drainage of surface water, 15 feet in width, running from the extreme northwesterly corner of the above described premises in a generally northwesterly direction along land of the Penn Central Co. Railroad for a distance of about 450.00 fcct.

Conveying also to Grantee, its successors and assigns, a right of way over, through, and upon Mozzone Boulevard for all purposes for which public ways are used in the City of Taunton, in common with others lawfully entitled thereto.

Exhibit A-2-1

Exhibit B

Form of Condominium Unit Deed

UNIT DEED

____________________________________, having a mailing address at c/o Wheelock Street Capital, 500 Boylston Street, 16th Floor, Boston, MA 02116 (“Grantor”), for and in consideration of the sum of_________________________________ hereby grants to __________________________________(“Grantee”), having a mailing address at __________________________________, with QUITCLAIM COVENANTS all of Grantor’s right, title and interest in and to the real property and land together with the buildings, improvements, structures and fixtures erected thereon situated in __________, __________     County, Massachusetts, as more particularly described on Exhibit A attached hereto, and all of Grantor’s right, title and interest in any and all title, rights, privileges, alleys, ways, easements, appurtenances, strips, gores, advantages and all other matters thereto belonging or in any way pertaining thereto (the “Property”).

This conveyance is made by Grantor and accepted by Grantee subject to all covenants, conditions, restrictions, and other matters of record.

The Grantor has not elected to be treated as a corporation for federal tax purposes.

For reference to Grantor’s title, see deed recorded in the Registry in Book________  , Page______     .

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the said Grantor has executed this Unit Deed as a sealed instrument as of the ___ day of__________________  .

GRANTOR:

_______________________________________,
a

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

_________________________ County, ss.

On this_______     day of___________ , 2022, before me, the undersigned Notary Public, personally appeared_________________________, proved to me through satisfactory evidence of identification, namely                                    , to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose as__________________     as the voluntary act of            .

Notary Public
My commission expires:

Exhibit B-32

EXHIBIT A

LEGAL DESCRIPTION OF THE PROPERTY

Exhibit B-33

Exhibit C

Bill of Sale

This Bill of Sale (the “Bill of Sale”) is made and entered into_____________     , 2022, by and between Daniel G. DaRosa, as Trustee of 30 MOZZONE BOULEVARD 2013 REALTY TRUST, u/d/t/ dated July 26, 2017, recorded with Northern Bristol County Registry of Deeds in Book 23939, Page 1 (“Assignor”), and Commonwealth Alternative Care, Inc., a Massachusetts corporation (“Assignee”).

In consideration of the sum of Ten Dollars ($10) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, convey and deliver to Assignee, its successors and assigns, all items of Tangible Personal Property (as defined in the Agreement referred to below), if any, owned by Assignor and situated upon and used exclusively in connection with the Unit (as defined in the Agreement) (the “Personal Property”).

Assignor warrants to Assignee that the Personal Property is free and clear of all liens. Assignor covenants that it will execute and deliver such additional instruments of transfer and will take such other action as Assignee reasonably may request in order to more effectively to transfer any of the Personal Property herein assigned, transferred, conveyed and delivered to Assignee.

Assignee acknowledges and agrees that, except as expressly set forth above, Assignor has not made, does not make and specifically disclaims, any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or conditions of the Personal Property, (b) the income to be derived from the Personal Property, (c) the suitability of the Personal Property for any and all activities and uses which Assignee may conduct thereon, (d) the compliance of or by the Personal Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (e) the quality, habitability, merchantability or fitness for a particular purpose of any of the Personal Property, or (f) any other matter with respect to the Personal Property. Assignee further acknowledges and agrees that, having been given the opportunity to inspect the Personal Property, Assignee is relying solely on its own investigation of the Personal Property and not on any information provided or to be provided by Assignor, except as specifically provided in the Agreement. Assignee further acknowledges and agrees that any information provided or to be provided with respect to the personal property was obtained from a variety of sources and that Assignor has not made any independent investigation or verification of such information. Assignee further acknowledges and agrees that the sale of the Personal Property as provided for herein is made on an “as is, where is” condition and basis “with all faults,” except as specifically provided in, and subject to the limitations contained in, the Agreement.

The obligations of Assignor are intended to be binding only on the property of Assignor and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties (as defined in the Agreement).

The “Agreement”, as used herein, means the Agreement of Purchase and Sale between Daniel G. DaRosa, as Trustee of 30 MOZZONE BOULEVARD 2013 REALTY TRUST, u/d/t/ dated July 26, 2017, recorded with Northern Bristol County Registry of Deeds in Book 23939, Page 1, as seller, and Commonwealth Alternative Care, Inc., a Massachusetts corporation, as buyer, as amended. In the event of a conflict between this Bill of Sale and the Agreement, the Agreement shall control.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Bill of Sale to be executed on the date and year first above written.

ASSIGNOR:

Daniel G. DaRosa, as Trustee of 30 MOZZONE BOULEVARD 2013 REALTY TRUST, u/d/t/ dated July 26, 2017, recorded with Northern Bristol County Registry of Deeds in Book 23939, Page 1

ASSIGNEE:	COMMONWEALTH ALTERNATIVE CARE, INC., a Massachusetts corporation

By:
Name:
Title:

Exhibit C-35

Exhibit D

Assignment of Service Contracts,
Warranties and Other Intangible Property

This Assignment of Service Contracts, Warranties and Other Intangible Property (this “Assignment”) is made and entered into__________________     , 2022, by and between Daniel G. DaRosa, as Trustee of 30 MOZZONE BOULEVARD 2013 REALTY TRUST, u/d/t/ dated July 26, 2017, recorded with Northern Bristol County Registry of Deeds in Book 23939, Page 1 (“Assignor”), and Commonwealth Alternative Care, Inc., a Massachusetts corporation (“Assignee”).

For good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, set over and deliver unto Assignee all of Assignor’s right, title, and interest in and to the following (collectively, the “Assigned Items”): (i) those certain service contracts and equipment leases (the “Service Contracts”) listed on Exhibit B, if any, attached hereto and made a part hereof for all purposes, (ii) any warranties held by Assignor relating to the Property (to the extent assignable) (the “Warranties”) listed on Exhibit C, if any, attached hereto and made a part hereof for all purposes, and (iii) all zoning, use, occupancy and operating permits, and other permits, licenses, approvals and certificates, maps, plans, specifications, and all other Intangible Personal Property (as defined in the Agreement referred to below) owned by Assignor and used exclusively in the use or operation of the Unit (as defined in the Agreement) and the Personal Property (as defined in the Agreement) related thereto (collectively, the “Other Intangible Property”).

Except as otherwise expressly provided in Article VII of the Agreement, by accepting this Assignment and by its execution hereof, Assignee assumes the payment and performance of, and agrees to pay, perform and discharge, all the debts, duties and obligations to be paid, performed or discharged from and after the Closing Date (as defined in the Agreement) by the owner under the Service Contracts, the Warranties and/or the Other Intangible Property.

The obligations of Assignor are intended to be binding only on the property of Assignor and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties (as defined in the Agreement). All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

The “Agreement”, as used herein, means the Agreement of Purchase and Sale between Daniel G. DaRosa, as Trustee of 30 MOZZONE BOULEVARD 2013 REALTY TRUST, u/d/t/ dated July 26, 2017, recorded with Northern Bristol County Registry of Deeds in Book 23939, Page 1, as seller, and Commonwealth Alternative Care, Inc., a Massachusetts corporation, as buyer, as amended. In the event of a conflict between this Assignment and the Agreement, the Agreement shall control.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed on the day and year first above written.

ASSIGNOR:

Daniel G. DaRosa, as Trustee of 30 MOZZONE BOULEVARD 2013 REALTY TRUST, u/d/t/ dated July 26, 2017, recorded with Northern Bristol County Registry of Deeds in Book 23939, Page 1

ASSIGNEE:	COMMONWEALTH ALTERNATIVE CARE, INC., a Massachusetts corporation

By:
Name:
Title:

Exhibit D-37

Schedule 1

Form of Escrow Agreement

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into this __ day of ______, 2022 by and among Daniel G. DaRosa, as Trustee of 30 MOZZONE BOULEVARD 2013 REALTY TRUST, u/d/t/ dated July 26, 2017, recorded with Northern Bristol County Registry of Deeds in Book 23939, Page 1 (“Seller”), and Commonwealth Alternative Care, Inc., a Massachusetts corporation (“Purchaser”) and Title-Connect, LLC, a_______________     (“Escrow Agent”);

WITNESSETH

Escrow Agent agrees to hold the Deposit (as defined in the Agreement of Purchase and Sale entered into by Buyer and Seller on the date hereof) in a general escrow account and the Undersigned will have no benefit of interest on these funds subject to the following conditions:

1.	The Escrow Agent’s sole responsibility under this Agreement is a ministerial capacity only, and shall act only as provided in this Agreement and shall not be liable to any party for loss or damage resulting therefrom.

2.	If there is any dispute among the parties hereto as to whether the Escrow Agent shall disburse any funds, documents or instruments held hereunder, the Escrow Agent may either (a) hold such items until receipt of an authorization in writing signed by all persons having an interest in said dispute; or (b) file a suit in interpleader in a court of competent jurisdiction, tender such items into court, and obtain an order requiring the parties to litigate their several claims among themselves, upon which event the Escrow Agent shall ipso facto be released and discharged from all obligations and duties under this Agreement. Buyer and Seller hereby agree that Escrow Agent may rely on facsimile transmissions of the instructions. Except with respect to a return of the Deposit to Buyer upon written notice delivered by Buyer to Escrow Agent prior to the expiration of the Contingency Period (as defined in the Agreement), upon which, Escrow Agent shall return the Deposit immediately to Buyer pursuant to wire instructions provided by Buyer, Escrow Agent will not be required to transfer the Deposit to Buyer or Seller without joint written instruction from each Party or pursuant to the immediately preceding sentence.

3.	The Escrow Agent shall be entitled to rely upon the authenticity of any signature and the genuineness and validity of any writing received by Escrow Agent relating to this Agreement. Escrow Agent is not responsible for the nature, content, validity or enforceability of any of the escrow documents except for those documents prepared by Escrow Agent.

4.	Buyer and Seller shall jointly and severally indemnify and hold the Escrow Agent harmless from and against any and all claims, liability, loss, costs and expenses (including reasonable attorneys’ fees and court costs) arising from the performance of the Escrow Agent hereunder, except for any such claim, action or proceeding resulting from the Escrow Agent’s bad faith, negligence or willful misconduct. In the event that such costs or expenses are incurred by the Escrow Agent, the Escrow Agent shall be entitled to reimburse itself out of any funds held hereunder for its reasonable costs and expenses. In no event shall Escrow Agent’s liability hereunder exceed the aggregate amount of the Deposit it is holding.

5.	Except for any claim, action or proceeding resulting from the Escrow Agent’s own bad faith, negligence or willful misconduct, the Escrow Agent shall not be responsible for any loss or delay occasioned by the closure or insolvency of the institution with which any funds are invested in accordance with this Agreement or the Purchase Agreement. The Escrow Agent shall not be liable for any loss or delay occasioned by the failure of said financial institution to wire funds in a timely manner.

6.	The parties hereto do hereby certify that they are aware that the Federal Deposit Insurance Corporation (“FDIC”) coverages apply only to a cumulative maximum amount of $250,000 for each individual deposit for all of the depositor's accounts at the same or related institution. The parties hereto further understand that certain banking instruments such as, but not limited to, repurchase agreements and letters of credit are not covered at all by FDIC insurance.

7.	Further the parties hereto understand that Escrow Agent assumes no responsibility for, nor will the parties hereto hold Escrow Agent liable for, a loss occurring which arises from the fact that the amount of the above account may cause the aggregate amount of any individual depositor's accounts to exceed $250,000 and that the excess amount is not insured by the Federal Deposit Insurance Corporation or that FDIC insurance is not available on certain types of bank instruments

8.	Escrow Agent may receive other benefits from the financial institution where the funds are deposited. Based upon the deposit of escrow funds in demand deposit accounts and other relationships with the financial institution, Escrow Agent is eligible to participate in a program whereby it may (i) receive favorable loan terms and earn income from the investment of loan proceeds and (ii) receive other benefits offered by the financial institution.

[Remainder of Page Left Intentionally Blank]

39

IN WITNESS WHEREOF the undersigned have caused this instrument to be duly executed and its seal to be affixed thereto as of the day and year first written above.

Seller:

Daniel G. DaRosa, as Trustee of 30 MOZZONE BOULEVARD 2013 REALTY TRUST, u/d/t/ dated July 26, 2017, recorded with Northern Bristol County Registry of Deeds in Book 23939, Page 1

COMMONWEALTH ALTERNATIVE
Purchaser:	CARE, INC., a Massachusetts corporation

By:
Name:
Title:

Escrow Agent:	TITLE-CONNECT, LLC, a

By:
Name:
Its:

Schedule 2

List of Service Contracts

None

41

FIRST Amendment TO AGREEMENT OF PURCHASE AND SALE

This FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is entered into as of March 14, 2022 by and between Commonwealth Alternative Care, Inc., a Massachusetts corporation (“Buyer”) and Daniel G. DaRosa, as Trustee of 30 Mozzone Boulevard 2013 Realty Trust u/d/t/ dated July 26, 2017, recorded with the Northern Bristol County Registry of Deeds in Book 23939, Page 1 (“Seller”).

BACKGROUND

A.            Seller and Buyer entered into the Agreement of Purchase and Sale dated as of February 8, 2022 (the “Agreement”) pertaining to the property known as Unit Nos. 30A and 30B of the 30 Mozzone Boulevard Condominium. Capitalized terms used herein, but not defined herein, shall have the meaning ascribed thereto in the Agreement.

B.            Pursuant to the Agreement, (i) the Unit B Termination Right expires at 5:00 p.m. (Boston time) on March 15, 2022 (the “Unit B Termination Deadline”), and (ii) the Contingency Period expires at 5:00 p.m. (Boston time) on March 25, 2022.

C.            Seller and Buyer wish to amend the Agreement upon the terms and conditions provided herein.

AGREEMENT

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Extension of the Unit B Termination Deadline and Contingency Period. The Unit B Termination Deadline and the Contingency Period are hereby extended to 5:00 p.m. (Boston time) on May 15, 2022, for all purposes of the Agreement. In consideration of such extension, Buyer shall pay to Seller $100,000 each on April 1, 2022 and May 1, 2022 (i.e., $200,000 in the aggregate), which payments will not be applied to the Purchase Price.

2.            Closing Date. The Closing Date is hereby extended to May 31, 2022.

3.            Miscellaneous. This Amendment may be executed by facsimile, PDF, DocuSign (and the like) and/or email and/or in counterparts and it shall be sufficient that the signature of each party appears on one or more of such counterparts. Except as otherwise provided herein, the Agreement is ratified and confirmed and is in full force and effect. To the extent of any conflict between this Amendment and the Agreement, the terms of this Amendment shall control. All references in the Agreement to “this Agreement,” “this Contract” or similar references shall mean a reference to the Agreement as amended by this Amendment.

[Remainder of page left intentionally blank; signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this First Amendment, each as of the date set forth above.

SELLER:

/s/ Daniel G. Darosa
Daniel G. Darosa, as Trustee of 30 MOZZONE BOULEVARD 2013 REALTY TRUST, u/d/t/ dated July 26, 2017, recorded with Northern Bristol County Registry of Deeds in Book 23939, Page 1

BUYER:

COMMONWEALTH ALTERNATIVE CARE, INC., a Massachusetts corporation

By:	/s/ Gary F. Santo, Jr.
Name: Gary F. Santo, Jr.
Title: Director

SECOND Amendment TO AGREEMENT OF PURCHASE AND SALE

This SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is entered into as of May 13, 2022 by and between Commonwealth Alternative Care, Inc., a Massachusetts corporation (“Buyer”) and Daniel G. DaRosa, as Trustee of 30 Mozzone Boulevard 2013 Realty Trust u/d/t/ dated September 4, 2013, as evidenced by a Trust Certificate Pursuant to M.G.L. Chapter 184, Section 35 recorded with the Bristol North District Registry of Deeds in Book 21298, Page 128 (“Seller”).

BACKGROUND

A.            Seller and Buyer entered into the Agreement of Purchase and Sale dated as of February 8, 2022, as amended by that certain First Amendment to Agreement of Purchase and sale dated as of March 11, 2022 (as amended, the “Agreement”) pertaining to the property known as Unit Nos. 30A and 30B (the “Units”) of the 30 Mozzone Boulevard Condominium (the “Condominium”). Capitalized terms used herein, but not defined herein, shall have the meaning ascribed thereto in the Agreement.

B.            In connection with the Closing, Seller has agreed to terminate the Condominium.

D.            Seller and Buyer wish to amend the Agreement to (i) amend the description of the real property to be conveyed at Closing, and (ii) amend the form of Deed, all upon the terms and conditions provided herein.

AGREEMENT

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Termination of Condominium. At or before Closing, Seller will deposit into escrow with the Certificate of Removal from Massachusetts Condominium Law in the form attached hereto as Exhibit A.

2.            Property; Form of Deed. At Closing, Seller shall convey to Buyer all of Seller’s right, title and interest in and to the real property and land together with the buildings, improvements, structures and fixtures erected thereon located at 30 Mozzone Boulevard, Taunton, Massachusetts, as more particularly described in Exhibit A-2 to the Agreement. Accordingly, at Closing, Seller shall convey title to the Property to Buyer by delivery of the Deed in the form attached hereto as Exhibit B.

3.            Miscellaneous. This Amendment may be executed by facsimile, PDF, DocuSign (and the like) and/or email and/or in counterparts and it shall be sufficient that the signature of each party appears on one or more of such counterparts. Except as otherwise provided herein, the Agreement is ratified and confirmed and is in full force and effect. To the extent of any conflict between this Amendment and the Agreement, the terms of this Amendment shall control. All references in the Agreement to “this Agreement,” “this Contract” or similar references shall mean a reference to the Agreement as amended by this Amendment.

[Remainder of page left intentionally blank; signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this First Amendment, each as of the date set forth above.

SELLER:

/s/ Daniel G. DaRosa
Daniel G. DaRosa, as Trustee of 30 Mozzone Boulevard 2013 Realty Trust u/d/t/ dated September 4, 2013, as evidenced by a Trust Certificate Pursuant to M.G.L. Chapter 184, Section 35 recorded with the Bristol North District Registry of Deeds in Book 21298, Page 128

BUYER:

COMMONWEALTH ALTERNATIVE CARE, INC., a Massachusetts corporation

By:	/s/ Gary F. Santo, Jr.
Name: Gary F. Santo, Jr.
Title: Director

Exhibit A

CERTIFICATE OF REMOVAL FROM

MASSACHUSETTS CONDOMINIUM LAW

30 MOZZONE BOULEVARD CONDOMINIUM TRUST

Reference is hereby made to that certain Declaration of Trust dated July 26, 2017, and recorded with the Bristol County North Registry of Deeds in Book 23939, Page 1 (as amended, the “Declaration”), which Declaration established, pursuant to Massachusetts General Laws, Chapter 183A (the “Condo Law”), the 30 Mozzone Boulevard Condominium Trust (the “Trust”), the organization of unit owners of 30 Mozzone Boulevard Condominium, a condominium established pursuant to the Condo Law by Master Deed recorded with the Bristol County North Registry of Deeds in Book 23938, Page 330 and located at 30 Mozzone Boulevard, Taunton, Massachusetts, Units 1 and 2 (“30 Mozzone”).

The undersigned, being the sole Trustee and One Hundred Percent (100%) of the Unit Owners of 30 Mozzone, pursuant to Article VII of the Declaration and Section 19 of the Condo Law, does hereby remove 30 Mozzone from the Condo Law and the Trust is hereby dissolved.

[Remainder of page intentionally left blank.]

Executed under seal this _____ day of ______________, 2022.

Trustee and Unit Owner:

By:

Daniel G. DaRosa, Trustee of 30 Mozzone Boulevard 2013 Realty Trust,
Trustee of 30 Mozzone Boulevard Condominium Trust

COMMONWEALTH OF MASSACHUSETTS

_____________ County

On this ___ day of _______________, 2022, before me, the undersigned notary public, personally appeared Daniel G. DaRosa and proved to me through satisfactory evidence of identification, being (check whichever applies): __ drivers license or other state or federal governmental document bearing a photographic image, __ oath or affirmation of a credible witness known to me who knows the above signatory, or __ my own personal knowledge of the identity of the signatory, to be the person(s) who’s name is signed above, and acknowledged the foregoing to be signed by him voluntarily for its stated purpose as Trustee of 30 Mozzone Boulevard 2013 Realty Trust, Trustee of 30 Mozzone Boulevard Condominium Trust.

Notary Public

My Commission Expires:________________
Print Notary Public’s Name:______________
Qualified in the Commonwealth of Massachusetts

Exhibit B

QUITCLAIM DEED

Daniel G. DaRosa, as Trustee of 30 MOZZONE BOULEVARD 2013 REALTY TRUST, u/d/t/ dated July 26, 2017, recorded with Northern Bristol County Registry of Deeds (the “Registry”) in Book 23939, Page 1, having a mailing address at 252 Britton Street, Raynham, MA 02767 (“Grantor”), for and in consideration of the sum of Thirteen Million Forty-Six Thousand Eight Hundred Two Dollars and 90/100 ($13,046,802.90), hereby grants to Commonwealth Alternative Care, Inc., a Massachusetts corporation (“Grantee”), having a mailing address at 30 Mozzone Boulevard, Taunton, MA 02780, with QUITCLAIM COVENANTS,

All of Grantor’s right, title and interest in and to the real property and land together with the buildings, improvements, structures and fixtures erected thereon situated in Taunton, Bristol County, Massachusetts, as more particularly described on Exhibit A attached hereto, and all of Grantor’s right, title and interest in any and all title, rights, privileges, alleys, ways, easements, appurtenances, strips, gores, advantages and all other matters thereto belonging or in any way pertaining thereto.

This conveyance is made by Grantor and accepted by Grantee subject to all covenants, conditions, restrictions, and other matters of record.

For reference to Grantor’s title, see deed recorded with the Registry in Book 21347, Page 109.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the said Grantor has executed this Quitclaim Deed as a sealed instrument as of the ___ day of May, 2022.

GRANTOR:

Daniel G. DaRosa, as Trustee of 30 Mozzone Boulevard 2013 Realty Trust, u/d/t/ dated July 26, 2017, recorded with Northern Bristol County Registry of Deeds in Book 23939, Page 1

COMMONWEALTH OF MASSACHUSETTS

                            County, ss.

On this_______     day of May, 2022, before me, the undersigned Notary Public, personally appeared Daniel G. DaRosa, proved to me through satisfactory evidence of identification, namely ___________________________, to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose as Trustee of the 30 Mozzone Boulevard 2013 Realty Trust as the voluntary act of the Trust.

Notary Public
My commission expires:

EXHIBIT A

The land in Taunton, Bristol County, Massachusetts shown on a plan hereinafter mentioned.

Beginning at a point at the northeast corner of the described parcel on the southerly sideline of Mozzone Boulevard and the northeast corner now or formerly of Thomas J. Flately; Thence

S 14 50' 40" E five hundred sixty-two and 50(100 (562.50) feet by said Flately land to land formerly of the Penn Central Co. Railroad; Thence

S 75 09' 20" W three hundred ninety-eight and 77/100 (398.77) feet to a point; Thence

By a curve to the right having a radius of eight hundred forty (840) feet for a distance of three hundred sixty-four and 961100 (364.96) feet to a point; Thence

N53 54' 52" W seven hundred two (702) feet to a point; Thence

N 26 33' 40" W six and 63/100 (6.63) feet to appoint, the last four (4) courses by land formerly of the Penn Central Co. Railroad; Thence

N 75 52' 23" E four hundred eighty-two and 28/100 (482.28) feet by land formerly of the Mozzone Terminal Corporation to the sideline of Mozzone Boulevard: Thence

By a curve to the left having a radius of sixty (60) feet a distance of ninety-five and 00/100 (95.00) feet to a point; Thence

N 75 09' 20" E six hundred fifty-three and 85/100 (653.85) feet to the point of beginning, the last two (2) courses by the sideline of Mozzonc Boulevard,

Said parcel contains an area of 12.38 acres, more or less, and is more fully shown on plan entitled "PLAN OF LAND IN TAUNTON, MASS., PREPARED FOR: W.H. MAZE COMPANY; SCALE: 1" = 100' ; APRIL 12, 1991, PREPARED BY: B & D ENGINEERING CONSULTANTS, A DIVISION OF L. J. DUCHARME ASSOCIATES, INC." which plan is duly recorded at Bristol County Northern District Registry of Deeds.

Together with the benefit of the drainage rights and easements set forth in Deed from Mozzone Terminal Corporation to the City of Taunton dated August 1, 1974, recorded in Book 1664, Page 273.

Subject to any rights the public may have in the Old Pole Plain Road, if any there be.

Conveying also to Grantee, its successors and assigns, an easement for the drainage of surface water, 15 feet in width, running from the extreme northwesterly corner of the above described premises in a generally northwesterly direction along land of the Penn Central Co. Railroad for a distance of about 450.00 feet.

Conveying also to Grantee, its successors and assigns, a right of way over, through, and upon Mozzone Boulevard for all purposes for which public ways are used in the City of Taunton, in common with others lawfully entitled thereto.